Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2015

OPERATING RESULTS

PROVIDES UPDATE ON TASER INTERNATIONAL PATENT LITIGATION

LENEXA, Kansas (March 7, 2016) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the quarter and full year ended December 31, 2015. An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, March 8, 2016 (see details below).

Highlights for Year Ended December 31, 2015

●	Total revenue increased by 15% to approximately $20.0 million in 2015, compared with approximately $17.4 million in the year ended December 31, 2014.

●	Gross profit margin decreased to 42% of total revenue in 2015, compared with 57% in 2014.

●	Selling, general and administrative expenses increased 25% from year-earlier levels.

●	The Company reported an operating loss of ($7,621,471) for the full year of 2015 compared to an operating loss of ($2,889,194) in the previous year. Operating loss in the fourth quarter of 2015 was ($2,700,529) compared to ($336,833) in the prior-year period.

●	A net loss of ($12,037,892) or ($2.77) per share was recorded in the year ended December 31, 2015, compared with a net loss of ($9,163,261), or ($3.54) per share, in 2014. Approximately $4.1 million or 34% of the net loss in 2015 was attributable to non-cash charges related to warrant derivative liabilities and changes in the fair value of secured convertible notes payable.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($5,448,791) or ($1.26) per share, in 2015 compared with a non-GAAP adjusted net loss of ($1,591,885), or ($0.61) per share in the year ended December 31, 2014.

●	Shipments of the FirstVU HD body cameras generated 20% of the Company’s total sales in the full year of 2015, compared with 11% the previous year.

●	Shipments of the DVM-250 Plus contributed 10% of the Company’s total sales in the full year of 2015, doubling from the prior year of 5%.

●	The United States Patent & Trademark Office has rejected a competitor’s challenges and confirmed the validity of our revolutionary U.S. Patent No. 8,781,292, which is principally embodied in our VuLink product. Such patent includes a total of 59 claims covering various aspects of our auto-activation technology, which allows our in-car video system and FirstVU HD body cameras to work seamlessly together in gathering and recording evidence collection activities for law enforcement agencies. See “Taser International Litigation Developments” below for further information.

●	Our international revenues decreased to $148,667, representing 1% of total revenues, during the year ended December 31, 2015 compared to $961,763, representing 6% of total revenues, during the year ended December 31, 2014.

Taser International Litigation Developments

The Company received notice in April 2015 that TASER International, Inc. (“Taser”) had commenced an action in the United States Patent & Trademark Office (“USPTO”) for a re-examination of its U.S. Patent No. 8,781,292 (“the ’292 Patent”), which is principally embodied in its VuLink product relating to the Company’s auto-activation technology for law enforcement body-worn cameras and in-car audio/video cameras.

On January 14, 2016 the USPTO rejected Taser efforts and confirmed the validity of the ’292 patent with 59 claims covering various aspects of the Company’s auto-activation technology. On February 2, 2016 the USPTO issued another patent relating to the Company’s auto-activation technology for law enforcement cameras. U.S. Patent No. 9,253,452 (“the ’452 patent”) generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event such as a law enforcement officer activating the light bar on the vehicle.

The Company filed suit on January 15, 2016 in the U.S. District Court for the District of Kansas (Case No: 2:16-cv-02032) against Taser, alleging that Taser willfully infringed the ’292 Patent by selling and offering to sell its Axon camera product line and Signal Performance Power Magazine. The Company initiated the lawsuit after the USPTO reconfirmed the validity of its ’292 patent. On February 2, 2016, the Company amended its complaint against Taser, further alleging that Taser is directly and indirectly liable for infringing the ’452 Patent in addition to the ’292 patent. The Company’s amended complaint seeks both monetary damages and a permanent injunction against Taser for infringing both the ’452 and ’292 Patents.

In addition to these patent infringement claims, the amended complaint added a new set of claims to the lawsuit alleging that Taser conspired to keep the Company out of the marketplace by engaging in improper, unethical, and unfair competition. The amended lawsuit alleges Taser bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations. On March 4, 2016, Taser filed a motion to dismiss our complaint which is now pending before the court.

“The Company believes that the outcome of this litigation will generally set the competitive landscape for body-worn cameras utilized by law enforcement agencies for the foreseeable future,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Furthermore, the Company’s auto-activation technology for law enforcement body-worn and in-car audio/video cameras embodied in its ’292 and ’452 patents is becoming a standard requirement within the industry.”

Management Comments

“We are pleased to report revenues for the year ended 2015 increased 15% from the year prior, although we saw a slight decrease in revenue during the fourth quarter,” stated Mr. Ross. “We believe the improvement was likely spurred by the attention to the benefits of video evidence received during the civil unrest beginning in Ferguson, Missouri and expanding to other US cities.”

“We believe our 2015 revenue improvement over 2014 could have been greater had the third and fourth quarter 2015 revenues not been adversely impacted after Taser stated in a September 2015 press release that all of the claims in one of our ’292 Patent were determined to be “unpatentable.” We believe this press release was misleading and incorrect, causing confusion and concern in our marketplace, customer base and potential customers. Ultimately, the USPTO reconfirmed the validity of our patent on January 14, 2016 and we have filed suit against Taser alleging willful patent infringement and including claims of commercial bribery and other unfair trade practices.”

“We have had a number of inquiries and sent test and evaluation units of our FirstVU and DVM-800 products in multiple prospective client pilot programs as law enforcement agencies respond to their citizens’ calls for increased transparency and accountability for officers and to protect law enforcement officers from unfounded claims. We are optimistic these programs will result in greater 2016 sales as the potential customers evaluate our body-worn and in-car video camera solutions, along with the confirmation of 59 claims on our VuLink patent. We believe there has been a shift in the buying pattern for our customers because our patented VuLink ecosystem has generated significant interest among law enforcement agencies. Agencies are recognizing the importance and value of collecting video evidence of interactions between law enforcement and civilians from multiple perspectives.”

“Unfortunately, our gross profit margin decreased to 42% of total revenue in 2015, compared with 57% in 2014. This decline is attributable to a camera cable connector replacement/upgrade implemented in 2015 to our FirstVU HD product that caused us to rework our entire installed base of FirstVU HD units and scrap a portion of the original cable assembly. This upgrade resulted in significant rework and scrap costs that adversely affected our 2015 gross margins. We believe that the FirstVU HD connector upgrade implemented to all deployed units during 2015 will resolve the cable assembly issue and that gross margins should return to more normal levels in 2016.”

“We entered 2016 with a stronger balance sheet and greater liquidity, which should support a significantly higher level of product sales and shipments if anticipated orders are forthcoming,” added Ross. “Unrestricted cash and equivalents totaled $6.9 million at December 31, 2015, compared with $3.0 million a year earlier and we are debt-free as of December 31, 2015. We had approximately $18.7 million in net working capital available at the end of 2015, including $3.5 million of accounts receivable and $10.7 million of inventory. We believe inventory levels can be reduced during 2016 to provide additional funds for operations,” concluded Ross.

2015 Operating Results

For the year ended December 31, 2015, the Company’s total revenue increased by 15% to approximately $20.0 million, compared with revenue of approximately $17.4 million in the year ended December 31, 2014. The improvement is attributable to the doubling of revenue in 2015 compared to 2014 levels for the body-worn camera (FirstVU HD) line, as well as increased revenues from commercial event recorders. Revenues from the sale of the FirstVU HD was the result of an general increased attention to the benefits of video evidence caused by the civil unrest in Ferguson, Missouri and other cities and in particular the benefits of utilizing body-worn cameras for documenting interactions between police and the public. The Company believes that there has been a shift in buying patterns of its customers to emphasize its law enforcement products because of the transparency and accountability they provide to the general public. It expects that this trend will continue in 2016. Its commercial event recorder business has gained traction in the marketplace during 2015 as a result of the introduction the Company’s web-based commercial fleet driver monitoring and management tool (FleetVU). It expects to see continued revenue growth in its commercial fleet customers during 2016. Revenue growth was hampered to some extent during the second half of 2015 due to the actions of Taser noted above.

International revenue decreased to $148,667 in 2015, from $961,763 in 2014. International revenues have been facing a challenging market chiefly due to unfavorable foreign currency exchange rates in the Company’s traditional international markets.

Gross profit declined 16% to $8,349,355 in 2015 from $9,922,793 in 2014. The gross margin decline is primarily attributable to an increase in cost of goods sold as a percentage of revenue during 2015 because of the camera cable connector replacement/upgrade implemented in 2015 to the FirstVU HD product that caused the Company to rework its entire installed base of FirstVU HD’s and scrap a portion of the original camera cable assembly. This upgrade contributed to an approximate $2.0 million increase in total scrap costs in 2015 over 2014. The Company believes the FirstVU HD connector upgrade implemented to all deployed units during 2015 will resolve the cable assembly issue and that gross margins should return to more normal levels in 2016. Its goal remains to improve gross margins to 60% of revenue over the longer term based on the expected margins of its newer products, in particular the DVM-800, FirstVU HD and commercial products, if they continue to gain traction in the marketplace.

Selling, General and Administrative expenses increased approximately 25% to $15,970,826 in 2015, versus $12,811,987 a year earlier. Research and Development costs increased 3% to $2,980,807 in 2015 compared to $2,905,407 in 2014. While the Company introduced the VuLink, VuVault.net, and MicroVU HD products during 2014 and early 2015, it increased its engineering staff of web-based developers as it expanded its offerings to include cloud-based evidence storage and management for its law enforcement customers (VuVault.net) and its web-based commercial fleet driver monitoring and management tool (FleetVU). Selling, advertising and promotional expense rose 19% to $3,965,400, compared with $3,340,764 in 2014 which is commensurate with our 15% increase in revenues and the increase in overall inside customer sales representatives to supplement and monitor our outside direct sales force. Additionally, the Company increased participation in trade shows and media advertising in trade publications and other marketing initiatives designed to help penetrate new commercial and law enforcement markets. Stock-based compensation expense increased 94% to $1,623,033 in 2015 compared to $834,593 in 2014, primarily due to the increased amortization of restricted stock granted to officers and other employees in 2015 because of their grant date fair value. Professional fees and related expenses rose 19% to $1,368,758 last year, compared with $1,153,985 a year earlier, primarily due to higher accounting and litigation expenses. Executive, support and administrative staff payroll expenses increased to $2,941,151 in the most recent year, compared with $2,012,552 a year earlier, due primarily the hiring of additional technical support staff to handle field inquiries and installation matters because of the expansion of the installed customer base. Other SG&A expenses rose 21% to $3,091,677 in the year ended December 31, 2015 from $2,564,686 in 2014, primarily due to increased consulting, contract labor and insurance expenses. The Company utilized consultants to help develop engineering and manufacturing standard processes to achieve various industry certifications and to help design, develop and launch a new corporate website.

The Company reported an operating loss of ($7,621,471) for 2015, compared with an operating loss of ($2,889,194) in the previous year.

Interest income increased to $21,156 in the year ended December 31, 2015, versus $13,660 a year earlier.

Non-cash charges of $4,063,377 were incurred in 2015 to reflect changes in fair value of the note payable and derivatives associated with the conversion the secured convertible note into common stock and the exercise of associated warrants, along with fair value of the note payable and derivatives. Similar non-cash charges of $5,203,328 were incurred in 2014. All convertible notes have been retired and warrant derivatives have been reduced to only 12,200 shares underlying outstanding warrants at December 31, 2015.

The Company elected to record and account for its secured convertible notes on a fair value basis. Accordingly, it was required to expense the related issuance costs to other expense which totaled $93,845 for the year ended December 31, 2015, a significant decrease from $579,066 in the year prior. The 2015 issuance costs were attributable to proxy costs incurred for its Special Meeting of Shareholders held in February 2015 to approve the issuance of shares above the Nasdaq Share Cap required in connection with the issuance of the secured convertible note issued in August 2014.

Other income totaled $1,878 in 2015, compared with other expense of ($5,589) in 2014.

Interest expense totaled $282,223 in 2015, a 44% decrease from $499,744 in the year ended December 31, 2014 due to reduced indebtedness in 2015.

The Company reported a 2015 net loss of ($12,037,892), or ($2.77) per share, compared with a prior-year net loss of ($9,163,261), or ($3.54) per share. No income tax provision or benefit was recorded in the either 2015 or 2014. Approximately $4.1 million, or 34% of the net loss in 2015, was attributable to non-cash charges related to warrant derivative liabilities and changes in the fair value of secured convertible notes payable.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets. During 2015, the Company increased its valuation reserve on deferred tax assets by approximately $5.4 million. As of December 31, 2015, the Company had approximately $30.7 million of net operating loss carryforwards and $1.7 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, the Company reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, convertible note issuance expenses, and stock-based compensation), of ($5,448,791), or ($1.26) per share, for the year ended December 31, 2015, versus a non-GAAP adjusted net loss of ($1,591,885), or ($0.61) per diluted share, in the twelve months ended December 31, 2014. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Fourth Quarter Operating Results

For the three-month period ended December 31, 2015, the Company’s total revenue decreased 7% to approximately $5.1 million, compared with revenue of approximately $5.4 million in the fourth quarter of the previous year. It believes its revenues in the fourth quarter 2015 were negatively impacted after Taser caused confusion and concern in the Company’s marketplace, customer base and potential customers when Taser stated in its September 2015 press release that all of the claims in the Company’s ’292 Patent were determined to be “unpatentable” by the USPTO. Ultimately, the USPTO reconfirmed the validity of the ’292 Patent in January 2016 and the Company has filed suit against Taser.

Gross profit was $1,563,647 (31% of revenue) in the fourth quarter of 2015, versus $3,211,532 (59% of revenue) in the fourth quarter of 2014. The decrease was attributable to the continuing efforts to upgrade the connectors contained in the camera cable assembly on the FirstVU HD products and the scrap costs associated with this upgrade.

Selling, General and Administrative expenses increased 20% to $4,264,176 in the final quarter of 2015, versus $3,548,365 a year earlier. Research and Development costs increased 5% to $732,944 in the most recent quarter, compared with $700,915 in 2014. Selling, advertising and promotional expenses remained consistent as $1,013,609 was reported in the final quarter of 2015 compared with $1,010,314 in the fourth quarter of the prior year. Stock-based compensation expense rose 112% to $545,548, compared with $257,729 in the year-earlier period due primarily to the increased amortization of restricted stock granted in 2015 to the Company’s officers, directors and other employees due to their grant date fair value. General and administrative expense increased 25% to $1,972,075, compared with $1,579,407 in the corresponding period of the previous year.

The Company’s operating loss was ($2,700,529) for the three months ended December 31, 2015, compared with an operating loss of ($336,833) in the fourth quarter of 2014.

Interest income increased to $8,583 in the quarter ended December 31, 2015, versus $1,248 in the year-earlier quarter.

The Company incurred non-cash charges of $422 in the fourth quarter of 2015, compared with charges totaling $396,064 in the year-earlier quarter. Such non-cash charges reflect changes in fair value of the senior convertible notes payable and associated warrant derivatives. All senior convertible notes payable have been converted to common stock as of December 31, 2015. Warrants exercisable to purchase 12,200 common shares remain unexercised at December 31, 2015, which are treated as derivative liabilities.

The Company incurred $13,115 in expenses associated with the issuance of secured convertible notes in the fourth quarter 2014. No such charges were incurred in the fourth quarter 2015 period.

Other expense of $2,136 was recorded in the fourth quarter of 2014, compared with none in the fourth quarter of 2015.

Interest expense totaled $1,261 and $154,215 during the quarters ended December 31, 2015 and 2014, respectively. The decrease in interest expense reflects the payment in full of all subordinated notes and the conversion of all remaining secured convertible notes payable during 2015.

The Company reported a net loss of ($2,693,629), or ($0.53) per share, in the fourth quarter of 2015, compared with a net loss of ($901,115), or ($0.30) per share, in the prior-year period. No income tax provision or benefit was recorded in the fourth quarter of either 2015 or 2014.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, change in fair value of secured convertible notes, secured convertible note issuance expenses, and stock-based compensation), of ($2,024,810), or ($0.40) per diluted share, for the three months ended December 31, 2015, versus non-GAAP adjusted net income of $109,682, or $0.04 per share, in the three months ended December 31, 2014.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible notes payable issuance expenses, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Standard Time (EST) tomorrow, Tuesday, March 8, 2016, to discuss its operating results for the fourth quarter and year ended December 31, 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:15 a.m. Eastern Standard Time on Tuesday, March 8, 2016.

A replay of the conference call will be available one hour after the completion of the call, from March 8, 2016 until 9:00 a.m. on May 8, 2016, by dialing 1-877-344-7529 (international/local participants dial 1-412-317-0088) and entering the conference ID# 10082110.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results and return to profitability during 2016; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels during 2016; whether the sales of its law enforcement and commercial products will continue to grow during 2016; whether there will be commercial markets, domestically and internationally, for one or more of our new products, and the degree to which the interest shown in our new products, including the FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, will continue to translate into sales during 2016; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser and Utility Associates; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD, DVM-250 Plus and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the FirstVU HD, DVM-250 Plus, DVM-800 and commercial products will continue to generate an increasing portion of the Company’s total sales; whether the civil unrest in several U.S. cities will translate into growth in demand for the Company’s products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

DIGITAL ALLY, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$6,924,079	$3,049,716
Restricted cash	—	1,500,000
Accounts receivable-trade, less allowance for doubtful accounts of $74,997 – 2015 and $65,977 – 2014	3,368,909	3,043,899
Accounts receivable-other	142,473	139,204
Inventories, net	10,661,766	9,243,455
Prepaid expenses	586,015	372,326
Total current assets	21,683,242	17,348,600
Furniture, fixtures and equipment	2,043,041	4,228,139
Less accumulated depreciation and amortization	978,855	3,182,473
	1,064,186	1,045,666

Intangible assets, net	410,261	245,684
Other assets	316,521	234,342
Total assets	$23,474,210	$18,874,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,374,160	$2,410,876
Accrued expenses	936,327	1,142,973
Secured convertible note payable-current	—	2,019,720
Subordinated note payable-current, net of discount of $0 – 2015 and $55,187 – 2014	—	2,444,813
Derivative liabilities	67,053	2,186,214
Capital lease obligation-current	34,828	61,140
Deferred revenue-current	568,988	138,052
Income taxes payable	10,139	7,954
Customer deposits	—	1,878
Total current liabilities	2,991,495	10,413,620

Secured convertible note payable-long term, at fair value	—	1,253,711
Capital lease obligation-long term	41,284	3,849
Deferred revenue-long term	1,685,891	939,100
Total liabilities	4,718,670	12,610,280
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 5,241,999 – 2015 and 3,092,497 – 2014	5,242	3,092
Additional paid in capital	57,854,178	33,326,908
Treasury stock, at cost (shares: 63,518 – 2015 and 63,518 - 2014)	(2,157,226)	(2,157,226)
Accumulated deficit	(36,946,654)	(24,908,762)
Total stockholders’ equity	18,755,540	6,264,012
Total liabilities and stockholders’ equity	$23,474,210	$18,874,292

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2015 AND 2014

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Product revenue	$4,896,194	$5,242,741	$19,303,790	$16,889,224
Other revenue	154,925	176,870	726,418	555,195
Total revenue	5,051,119	5,419,611	20,030,208	17,444,419
Cost of revenue	3,487,472	2,208,079	11,680,853	7,521,626
Gross profit	1,563,647	3,211,532	8,349,355	9,922,793
Selling, general and administrative expenses:
Research and development expense	732,944	700,915	2,980,807	2,905,407
Selling, advertising and promotional expense	1,013,609	1,010,314	3,965,400	3,340,764
Stock-based compensation expense	545,548	257,729	1,623,033	834,593
General and administrative expense	1,972,075	1,579,407	7,401,586	5,731,223
Total selling, general and administrative expenses	4,264,176	3,548,365	15,970,826	12,811,987
Operating loss	(2,700,529)	(336,833)	(7,621,471)	(2,889,194)

Interest income	8,583	1,248	21,156	13,660
Change in warrant derivative liabilities	(422)	(83,528)	371,006	(4,426,762)
Change in fair value of secured convertible notes payable	—	(312,536)	(4,434,383)	(776,566)
Secured convertible note payable issuance expenses		(13,115)	(93,845)	(579,066)
Other income (expense)	—	(2,136)	1,878	(5,589)
Interest expense	(1,261)	(154,215)	(282,233)	(499,744)
Loss before income tax (benefit)	(2,693,629)	(901,115)	(12,037,892)	(9,163,261)
Income tax (benefit)	—	—	—	—
Net loss	$(2,693,629)	$(901,115)	$(12,037,892)	$(9,163,261)

Earnings (loss) per share information:
Basic	$(0.53)	$(0.30)	$(2.77)	$(3.54)
Diluted	$(0.53)	$(0.30)	$(2.77)	$(3.54)

Weighted average shares outstanding:
Basic	5,120,503	3,028,979	4,340,012	2,590,002
Diluted	5,120,503	3,028,979	4,340,012	2,590,002

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2015 AND 2014

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(2,693,629)	$(901,115)	$(12,037,892)	$(9,163,261)
Non-GAAP adjustments:
Stock-based compensation	545,548	257,729	1,623,033	834,593
Depreciation and amortization	130,171	190,922	547,769	468,305
Convertible note payable issuance expenses	—	13,115	93,845	579,066
Change in fair value of secured convertible notes payable	—	312,536	4,434,383	776,566
Change in derivative liabilities	422	83,528	(371,006)	4,426,762
Interest (income) expense, net	(7,322)	152,967	261,077	486,084
Total Non-GAAP adjustments	668,819	1,010,797	6,589,101	7,571,376

Non-GAAP adjusted net income (loss)	$(2,024,810)	$109,682	$(5,448,791)	$(1,591,885)

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.40)	$0.04	$(1.26)	$(0.61)
Diluted	$(0.40)	$0.04	$(1.26)	$(0.61)

GAAP basis net loss per share information:
Basic	$(0.53)	$(0.30)	$(2.77)	$(3.54)
Diluted	$(0.53)	$(0.30)	$(2.77)	$(3.54)

Weighted average shares outstanding:
Basic	5,120,503	3,028,979	4,340,012	2,590,002
Diluted	5,120,503	3,028,979	4,340,012	2,590,002

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
Cash Flows From Operating Activities:
Net loss	$(12,037,892)	$(9,163,261)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	547,769	468,305
Loss on equipment disposal	—	2,135
Secured convertible note payable expenses	93,845	579,066
Stock based compensation	1,623,033	834,593
Change in derivative liabilities	(371,006)	4,426,762
Amortization of discount on subordinated note payable	115,411	137,487
Change in fair value of secured convertible note payable	4,434,383	776,566
Provision for inventory obsolescence	601,833	339,865
Provision for doubtful accounts receivable	9,020	4,341
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(334,030)	(1,219,063)
Accounts receivable - other	(3,269)	20,962
Inventories	(2,020,144)	(1,536,849)
Prepaid expenses	(231,235)	(15,118)
Other assets	(82,179)	10,703
Increase (decrease) in:
Accounts payable	(1,036,716)	969,725
Accrued expenses	(173,626)	(325,522)
Litigation accrual	—	(530,000)
Income taxes payable	2,185	(661)
Deposits	(1,878)	—
Deferred revenue	1,177,727	1,047,152
Net cash used in operating activities	(7,686,769)	(3,172,812)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(423,063)	(433,932)
Additions to intangible assets	(195,890)	(76,887)
Release (restriction) of cash in accordance with secured convertible note	1,500,000	(1,500,000)
Restricted cash for appealed litigation	—	662,500
Net cash provided by (used in) investing activities	881,047	(1,348,319)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	11,223,285	—
Proceeds from secured convertible notes payable	—	6,000,000
Payment on subordinated notes payable	(2,500,000)	—
Proceeds from exercise of stock options and warrants	2,133,889	1,786,214
Debt issuance expense for secured convertible notes payable	(93,845)	(579,066)
Principal payments on capital lease obligations	(83,244)	(91,279)
Net cash provided by financing activities	10,680,085	7,115,869
Net increase in cash and cash equivalents	3,874,363	2,594,738
Cash and cash equivalents, beginning of period	3,049,716	454,978
Cash and cash equivalents, end of period	$6,924,079	$3,049,716
Supplemental disclosures of cash flow information:
Cash payments for interest	$178,010	$264,696
Cash payments for income taxes	$2,185	$10,661
Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$139	$192
Restricted common stock forfeitures	$—	$(6)
Capital expenditures financed by capital lease obligations	$94,367	$—
Common issuance stock upon exercise of stock options and warrants	$1,748,155	$835,269
Common stock surrendered in cashless exercise of stock options and warrants	$—	$662
Conversion of secured convertible note into common stock	$7,740,834	$2,294,656
Issuance of stock purchase warrants with convertible note payable	$—	$2,393,905
Issuance of common stock for accrued interest	$—	$2,963

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 FILED WITH THE SEC)